Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Jounce Therapeutics, Inc. for the registration of debt securities, common stock, preferred stock, depositary shares, purchase contracts, purchase units, warrants and rights and to the incorporation by reference therein of our report dated March 8, 2018, with respect to the consolidated financial statements of Jounce Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 8, 2018